Exhibit 10.30

Execution Version

SETTLEMENT AGREEMENT
This SETTLEMENT AGREEMENT (this “Agreement”) is made and entered into as of March 12, 2014, by Gastar Exploration Inc., a Delaware corporation (the “Company”), on the one hand, and Global Undervalued Securities Master Fund L.P., a Delaware limited partnership (“Master Fund”), Kleinheinz Capital Partners, Inc., a Texas corporation (“Kleinheinz Inc.”), John B. Kleinheinz (“Kleinheinz”), and Fred N. Reynolds (“Reynolds” and collectively with Master Fund, Kleinheinz Inc., and Kleinheinz, the “Kleinheinz Group”), on the other hand. The Kleinheinz Group and the Company are each referred to herein as a “Party” and collectively, as the “Parties.”
RECITALS
WHEREAS, as of the date hereof, the Kleinheinz Group beneficially owns 4,505,997 shares of common stock of the Company (“Common Stock”);
WHEREAS, on February 28, 2014, the Kleinheinz Group filed an Amendment No. 1 to its Schedule 13D in respect of the Company (the “Schedule 13D”), in which the members of the Kleinheinz Group disclosed their intention to nominate two directors to the Company’s board of directors (the “Board”) at the 2014 Annual Meeting; and
WHEREAS, the Company and the Kleinheinz Group have determined to come to an agreement with respect to the composition of the Board and certain other matters, as provided in this Agreement.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:
1.Board Composition and Related Matters.
(a)    Each member of the Kleinheinz Group agrees that it shall not, and that it shall not permit any of its Representatives to, directly or indirectly, (23) nominate or recommend for nomination any person for election at the 2014 Annual Meeting or 2015 Annual Meeting; (23) submit any proposal for consideration at, or bring any other business before, the 2014 Annual Meeting or 2015 Annual Meeting; (23) initiate, encourage or participate in any “withhold” or similar campaign with respect to the 2014 Annual Meeting or 2015 Annual Meeting; or (23) publicly or privately encourage or support any other stockholder of the Company to take any of the actions described in this Section 1(a).
(b)    The Company agrees to appoint two directors mutually agreeable to both the Company and the Kleinheinz Group (the “Mutually Agreed Directors”) in accordance with the process set forth in this Section 1(b). Within five business days following the date hereof, the Nominating and Governance Committee of the Board (the “Nominating Committee”) shall engage Spencer Stuart or another executive search firm approved by the Kleinheinz Group (the “Search Firm”) to identify candidates for appointment as directors to the Board. The Search Firm shall identify candidates who (23) are unaffiliated and unassociated with the Company and the Kleinheinz Group; (23) qualify as an “independent director” under applicable rules of the U.S. Securities and Exchange Commission (the “SEC”) and the applicable rules of the New York Stock Exchange; and (23) have the recommended (but not required) experience and qualifications set forth on Exhibit A, which shall be subject to modification with the mutual consent of the Parties (“Qualified Individuals”). The Nominating Committee shall evaluate all Qualified Individuals identified by the Search Firm consistent with the Nominating Committee’s fiduciary duties under applicable law and, in good faith, regularly consult with the Kleinheinz Group and keep the Kleinheinz Group reasonably updated throughout the search process. The Nominating Committee shall use its reasonable best efforts to propose, as promptly as reasonably practicable but in no event later than 120 days after the date of this Agreement, two or more Qualified Individuals to the Kleinheinz Group for approval (which approval shall not be unreasonably withheld, delayed or conditioned). The Kleinheinz Group (or a designee thereof) shall be entitled to have, together with the Nominating Committee, a joint in-person meeting with each proposed Qualified Individual at the Company’s headquarters in Houston prior to making its approval decision. No member of the Kleinheinz Group shall knowingly attempt to interfere with the process to appoint the Mutually Agreed Directors described herein by contacting any of the Qualified Individuals identified by the Search Firm outside the foregoing process; provided, however, that nothing in this Agreement shall prevent any member of the Kleinheinz Group from making recommendations to the Company regarding prospective Qualified Individuals; provided, further, that if the Nominating Committee proposes Qualified Individuals who were not recommended by the Kleinheinz Group, the fact that the Kleinheinz Group proposed other Qualified Individuals cannot, by itself, serve as the basis for the Kleinheinz Group’s refusal to approve the Qualified Individuals proposed by the Nominating Committee.
(c)    As promptly as practicable following the approval of the Mutually Agreed Directors by the Kleinheinz Group, the Board shall (23) increase the size of the Board from five to seven members; (23) appoint the Mutually Agreed Directors to the Board to fill the vacancies created by such increase; and (23) appoint one of the Mutually Agreed Directors as the Chairman of the Reserves Review Committee of the Board and permit such Mutually Agreed Director to serve as Chairman of the Reserves Review Committee of the Board for at least as long as he serves as a member of the Board. The Board shall consider the Mutually Agreed Directors for appointment to Board leadership positions to other committees of the Board on the same basis as other members of the Board. The Mutually Agreed Directors shall serve as integral members of the Board and be bound by the same confidentiality, conflicts of interests, fiduciary duties, trading and disclosure policies and other governance guidelines, including the Company’s Code of Conduct and Ethics, and shall have the same rights and benefits, including with respect to insurance, indemnification, compensation and fees applicable to all other independent directors of the Company.
(d)    Subject to the Board’s fiduciary duties under applicable law, the Board shall (23) nominate the Mutually Agreed Directors for election as directors to the Board at the 2014 Annual Meeting (to the extent the Mutually Agreed Directors have been selected, approved and appointed prior to the mailing of the definitive proxy statement for the 2014 Annual Meeting) and the 2015 Annual Meeting; (23) cause the Company to file a definitive proxy statement for the 2014 Annual Meeting (to the extent the Mutually Agreed Directors have been selected, approved and appointed prior to the mailing of the definitive proxy statement for the 2014 Annual Meeting) and the 2015 Annual Meeting with the SEC, including such information regarding the Mutually Agreed Directors as is required by federal securities laws in connection with their nomination by the Board; and (23) recommend that the Company’s stockholders vote directly or by proxy in favor of, and otherwise use reasonable efforts to cause, the election of the Mutually Agreed Directors to the Board at the 2014 Annual Meeting (to the extent the Mutually Agreed Directors have been selected, approved and appointed prior to the mailing of the definitive proxy statement for the 2014 Annual Meeting) and 2015 Annual Meeting.
(e)    In the event one or both of the Mutually Agreed Directors ceases to serve as a director on the Board for any reason, both the Company and the Kleinheinz Group shall use reasonable best efforts to replace such person with a new Mutually Agreed Director in accordance with the process set forth in this Section 1.
2.    Voting.
(a)    Each member of the Kleinheinz Group shall, and shall cause its applicable Representatives to, appear in person or by proxy at the 2014 Annual Meeting and each subsequent stockholders’ meeting of the Company (and any adjournments or postponements thereof) and to vote all shares of Common Stock beneficially owned by such person and over which such person has voting power at the meeting in favor of each nominee recommended by the Board and against each nominee not recommended by the Board, as set forth in the Company’s definitive proxy statement filed in respect of the 2014 Annual Meeting and each subsequent stockholders’ meeting of the Company. No member of the Kleinheinz Group shall execute any proxy card or voting instruction form in respect of the 2014 Annual Meeting and each subsequent stockholders’ meeting other than the proxy card and related voting instruction form being solicited by or on behalf of the Board. Each member of the Kleinheinz Group agrees that it shall not, and that it shall not permit any of its Representatives to, directly or indirectly, take any action inconsistent with this Section 2.
3.    Standstill. Except as contemplated by this Agreement, without the prior written consent of the Board, each member of the Kleinheinz Group shall not, and shall cause its Representatives not to, directly or indirectly:
(a)    (23) acquire, offer or agree to acquire, or acquire rights to acquire (except by way of stock dividends or other distributions or offerings made available to holders of voting securities of the Company generally on a pro rata basis), directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a group, through swap or hedging transactions or otherwise, any voting securities of the Company or any voting rights decoupled from the underlying voting securities which would result in the Kleinheinz Group and its Representatives (together with any other person or group) owning, controlling or otherwise having any beneficial ownership interest in 15% or more of the then-outstanding shares of the Common Stock; or (23) knowingly sell, offer or agree to sell, all or substantially all, directly or indirectly, through swap or hedging transactions or otherwise, the voting securities of the Company or any voting rights decoupled from the underlying voting securities held by the Kleinheinz Group and its Representatives to any Third Party which would result in such Third Party, together with its Representatives, having any beneficial ownership interest of 15% or more of the then-outstanding shares of Common Stock; provided, however, that open market sales of securities through a broker by the Kleinheinz Group which are not actually known by the Kleinheinz Group to result in any transferee acquiring a beneficial ownership interest of 15% or more of the then-outstanding shares of Common Stock shall not be included in this clause (ii) or constitute a breach of this Section 3;
(b)    (23) engage, or in any way participate in any solicitation of proxies or consents in any election contest with respect to the Company’s directors; (23) seek to advise, encourage or influence any person or entity with respect to the voting of any voting securities of the Company in any election or removal contest with respect to the Company’s directors; (23) initiate, propose or otherwise solicit stockholders of the Company for the approval of stockholder proposals in connection with the election or removal of directors of the Company; or (23) induce or attempt to induce any other person or entity to initiate any such stockholder proposal;
(c)    form, join or in any way participate in any group with respect to any voting securities of the Company in connection with any election or removal contest with respect to the Company’s directors, other than with other members of the Kleinheinz Group or one or more of their affiliates (provided that any such affiliate signs a joinder to this Agreement) or to the extent such a group may be deemed to result with the Company or any Mutually Agreed Director or any of their respective affiliates as a result of this Agreement;
(d)    deposit any Company voting securities in any voting trust or subject any Company voting securities to any arrangement or agreement with respect to the voting thereof;
(e)    seek, alone or in concert with others, (23) to call a meeting of stockholders or solicit consents from stockholders or conduct a referendum of stockholders; (23) to obtain representation on the Board; (23) to effect the removal of any member of the Board; (23) to make a stockholder proposal at any meeting of the stockholders of the Company; or (23) to amend any provision of the Company’s certificate of incorporation or bylaws;
(f)    effect or seek to effect (including by entering into any discussions, negotiations, agreements or understandings whether or not legally enforceable with any person), offer or propose to effect, cause or participate in, or in any way assist or facilitate any other person to effect or seek, offer or propose to effect or participate in, (23) any acquisition of 15% or more of any securities, or any material assets or businesses, of the Company or any of its subsidiaries; (23) any tender offer or exchange offer, merger, acquisition, share exchange or other business combination involving 15% or more of any of the voting securities or any of the material assets or businesses of the Company or any of its subsidiaries; or (23) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries or any material portion of its or their businesses; provided, however, that open market sales of securities through a broker by the Kleinheinz Group which are not actually known by the Kleinheinz Group to result in any transferee acquiring a beneficial ownership interest of 15% or more of the then-outstanding shares of Common Stock shall not be included in clause (i) or (ii) or constitute a breach of this Section 3; or
(g)    enter into any discussions, negotiations, agreements or understandings with any Third Party with respect to the foregoing, or advise, assist, encourage or seek to persuade any Third Party to take any action with respect to any of the foregoing, or otherwise take or cause any action inconsistent with any of the foregoing.
4.    Confidentiality.
(a)    Each member of the Kleinheinz Group acknowledges that certain information concerning the business and affairs of the Company (“Confidential Information”) may be disclosed to the Kleinheinz Group and its Representatives by the Company and its Representatives; provided, however, that the Company agrees not to disclose Confidential Information that does not relate to the search process described in Section 1 of this Agreement to any member of the Kleinheinz Group. Each member of the Kleinheinz Group agrees that the Confidential Information shall be kept confidential and that the Kleinheinz Group and its Representatives shall not disclose any of the Confidential Information in any manner whatsoever without the specific prior written consent of the Company unless pursuant to paragraph (b) below; provided, however, that the term “Confidential Information” shall not include information that (23) was in or enters the public domain, or was or becomes generally available to the public, other than as a result of the disclosure by the Kleinheinz Group or any of its Representatives in violation of the terms of this Agreement or any other agreement imposing an obligation on the Kleinheinz Group or such Representative to keep such information confidential; (23) was already in the Kleinheinz Group’s or its Representatives’ possession prior to the date of this Agreement and not subject to any obligation to keep such information confidential; or (23) was independently developed or acquired by the Kleinheinz Group without violating any of the obligations of the Kleinheinz Group or any of its Representatives under this Agreement or any other confidentiality agreement, or under any other contractual, legal, fiduciary or binding obligation of the Kleinheinz Group or any of its Representatives and without use of any Confidential Information. Each member of the Kleinheinz Group agrees to undertake reasonable precautions to safeguard and protect the confidentiality of the Confidential Information, to accept responsibility for any breach of this Section 4 by any of its Representatives, including taking all reasonable measures (including court proceedings) to restrain its Representatives from prohibited or unauthorized disclosures or uses of the Confidential Information.
(b)    In the event that the Kleinheinz Group or any of its Representatives is required to disclose any Confidential Information by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (each, a “Legal Process”), the Kleinheinz Group and its Representatives shall (23) provide the Company prompt notice of such Legal Process so that the Company may seek an appropriate protective order and waive compliance with the provisions of this Agreement; and (23) consult with the Company as to the advisability of taking legally available steps to resist or narrow any disclosure pursuant to such Legal Process. If, in the absence of a protective order or the receipt of a waiver hereunder, the Kleinheinz Group is advised by its outside legal counsel that it is legally required to disclose such Confidential Information, the Kleinheinz Group may disclose to the required person that portion, and only that portion, of the Confidential Information that such counsel has advised that the Kleinheinz Group is required to disclose; provided, however, that the Kleinheinz Group shall give the Company written notice as far in advance of such disclosure as is reasonably practicable and shall use its reasonable best efforts to obtain an order or other reliable assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed.
5.    SEC Filings.
(a)    No later than two business days following the date hereof, the Kleinheinz Group shall file with the SEC an amendment to the Schedule 13D, reporting its entry into this Agreement, amending applicable items to conform to its obligations hereunder and appending this Agreement as an exhibit thereto (the “Schedule 13D Amendment”). The Kleinheinz Group shall provide the Company and its Representatives with a reasonable opportunity to review the Schedule 13D Amendment prior to the filing with the SEC and consider in good faith any comments of the Company and its Representatives.
(b)    No later than four business days following the date hereof, the Company shall file with the SEC a Current Report on Form 8-K, reporting its entry into this Agreement and appending this Agreement as an exhibit thereto (the “Form 8-K”). The Company shall provide the Kleinheinz Group and its Representatives with a reasonable opportunity to review and comment on the Form 8-K prior to the filing with the SEC and consider in good faith any comments of the Kleinheinz Group and its Representatives.
(c)    Neither Party shall issue a press release in connection with the execution of this Agreement unless the Parties mutually agree otherwise, in which case the Party issuing a press release shall provide the other Party and its Representatives with a reasonable opportunity to review and comment on such press release prior to its publication and consider in good faith any comments of such other Party and its Representatives.
6.    Non-Disparagement. Each Party agrees not to publicly disparage or criticize (or make any other public statement or communication that might reasonably be construed to be derogatory or critical of, or negative toward) the other Party, its business or any current or former directors, officers or employees of the other Party; provided, however, that this provision shall not apply to any compelled testimony, either by Legal Process or otherwise, or to communications that are required by an applicable legal obligation or are subject to contractual provisions providing to confidential disclosure.

7.    No Litigation.
(a)    Each member of the Kleinheinz Group covenants and agrees that it shall not, and shall not permit any of its Representatives to, directly or indirectly, alone or in concert with others, pursue, or assist any other person to initiate or pursue, any Proceedings against the Company or any of its Representatives, excluding, however, any Proceedings initiated solely to remedy a breach of this Agreement; provided, however, that the foregoing shall not prevent any member of the Kleinheinz Group or any of its Representatives from responding to a validly issued Legal Process in connection with any Proceeding if such Proceeding has not been initiated by, or on behalf of, or at the suggestion of, the Kleinheinz Group or any of its Representatives; provided, further, that in the event the Kleinheinz Group or any of its Representatives receives such a Legal Process, the Kleinheinz Group shall give prompt written notice of such Legal Process to the Company.
(b)    The Company covenants and agrees that it shall not, and shall not permit any of its Representatives to, directly or indirectly, alone or in concert with others, pursue, or assist any other person to initiate or pursue, any Proceedings against the Kleinheinz Group or any of its Representatives, excluding, however, any Proceedings initiated solely to remedy a breach of this Agreement; provided, however, that the foregoing shall not prevent the Company or any of its Representatives from responding to a validly issued Legal Process in connection with any Proceeding if such Proceeding has not been initiated by, or on behalf of, or at the suggestion of, the Company or any of its Representatives; provided, further, that in the event the Company or any of its Representatives receives such a Legal Process, the Company shall give prompt written notice of such Legal Process to the Kleinheinz Group.
8.    Compliance with Securities Laws. Each member of the Kleinheinz Group acknowledges that the U.S. securities laws prohibit any person who has received from an issuer material, non-public information concerning such issuer from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.
9.    Affiliates and Associates.  The obligations of each member of the Kleinheinz Group herein shall be understood to apply to each of their respective affiliates and associates, and each member of the Kleinheinz Group agrees that it shall cause its respective affiliates and associates to comply with the terms of this Agreement.
10.    Representations and Warranties.
(a)    Each member of the Kleinheinz Group represents and warrants that (23) it has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby; and (23) this Agreement has been duly and validly authorized, executed and delivered by each member of the Kleinheinz Group, constitutes a valid and binding obligation and agreement of each member of the Kleinheinz Group and is enforceable against each member of the Kleinheinz Group in accordance with its terms. As of the date of this Agreement, the Kleinheinz Group beneficially owns 4,505,997 shares of the Common Stock and has voting authority over such shares.

(b)    The Company hereby represents and warrants that (23) it has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby; and (23) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms.
11.    Termination. This Agreement shall terminate on the date that is 60 days prior to the expiration of the Company’s advance notice period for the nomination of directors and submission of stockholder proposals (or whichever is earlier in the event that there are different notice period deadlines for the nomination of directors and submission of stockholder proposals) pursuant to the Second Amended and Restated Bylaws of the Company, as amended, for the 2016 Annual Meeting; provided, however, that

(a)
Section 4, Section 8, Section 9 (solely in respect of obligations of the Kleinheinz Group pursuant to Section 4, this Section 11 and Sections 12 to 17), this Section 11 and Sections 12 to 17 shall continue to be in effect for a period of two years following such termination;

(b)
the obligations of the Company pursuant to Section 1 shall terminate immediately in the event the Kleinheinz Group ceases to beneficially own 5% or more of the issued and outstanding shares of Common Stock;

(c)
the obligations of the Kleinheinz Group pursuant to Section 1, Section 2, Section 3, Section 6 and Section 7 shall terminate immediately in the event the Company materially breaches its obligations in Section 1, Section 6, Section 7 or Section 10(b) if such breach has not been cured within 30 days following written notice of such breach; provided, however, that any termination in respect of a breach of Section 6 requires a determination of a court of competent jurisdiction that the Company has materially breached Section 6; and

(d)
the obligations of the Company pursuant to Section 1, Section 6 and Section 7 shall terminate immediately in the event the Kleinheinz Group materially breaches its obligations in Section 1, Section 2, Section 3, Section 6, Section 7 or Section 10(a) if such breach has not been cured within 30 days following written notice of such breach; provided, however, that any termination in respect of a breach of Section 6 requires a determination of a court of competent jurisdiction that the Kleinheinz Group has materially breached Section 6.

12.    Expenses. Each Party shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution and effectuation of this Agreement and the transactions contemplated hereby.
13.    Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (23) when delivered by hand, with written confirmation of receipt; (23) upon sending if sent by facsimile to the facsimile numbers below, with electronic confirmation of sending; (23) one day after being sent by a nationally recognized overnight carrier to the addresses set forth below; or (23) when actually delivered if sent by any other method that results in delivery, with written confirmation of receipt:

If to the Company: Gastar Exploration Inc. 1331 Lamar, Suite 650 Houston, TX 77010 Attention: J. Russell Porter Facsimile: (713) 739-0458	with a copy (which shall not constitute notice) to: Vinson & Elkins LLP 1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Attention: Stephen M. Gill, Kai H. Liekefett Facsimile: (713) 615-5956
If to Kleinheinz Group: Kleinheinz Capital Partners, Inc. 301 Commerce Street, Suite 1900 Fort Worth, TX 76102 Attention: James K. Phillips Facsimile: (817) 348-8010	with a copy (which shall not constitute notice) to: Boies, Schiller & Flexner LLP 575 Lexington Avenue, 7th Floor New York, NY 10022 Attention: Richard J. Birns Facsimile: (212) 446-2350
14.    Governing Law; Jurisdiction; Jury Waiver. This Agreement, and any disputes arising out of or related to this Agreement (whether for breach of contract, tortious conduct or otherwise), shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to its conflict of laws principles. The Parties agree that exclusive jurisdiction and venue for any lawsuit, claim or other proceeding arising out of or related to this Agreement (collectively, “Proceedings”) shall lie in the Delaware Court of Chancery or, if the Delaware Court of Chancery is unavailable, any Delaware state court and the Federal court of the United States sitting in the State of Delaware. Each Party waives any objection it may now or hereafter have to the laying of venue of any such Proceeding, and irrevocably submits to personal jurisdiction in any such court in any such Proceeding and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any court that any such Proceeding brought in any such court has been brought in any inconvenient forum. Each Party consents to accept service of process in any Proceeding by service of a copy thereof upon either its registered agent in the State of Delaware or the Secretary of State of the State of Delaware, with a copy delivered to it by certified or registered mail, postage prepaid, return receipt requested, addressed to it at the address set forth in Section 13. Nothing contained herein shall be deemed to affect the right of any Party to serve process in any manner permitted by law. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING.
15.    Specific Performance. Each member of the Kleinheinz Group, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party would occur in the event any provision of this Agreement were not performed in accordance with such provision’s specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that each member of the Kleinheinz Group, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other Party hereto shall not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 15 shall not be the exclusive remedy for any violation of this Agreement.
16.    Certain Definitions and Interpretations. As used in this Agreement: (23) “Annual Meeting” means the annual meeting of stockholders of the Company, or any other meeting of stockholders held in lieu thereof, and any adjournment, postponement, reschedulings or continuations thereof, (b) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; (c) the terms “affiliate,” “associate,” “beneficial ownership,” “group,” “person,” “proxy,” and “solicitation” (and any plurals thereof) have the meanings ascribed to such terms under the Exchange Act; provided, however, that neither “affiliate” nor “associate” shall include (i) any person that is a publicly held concern and is otherwise an affiliate or associate solely by reason of the fact that a principal or any member of the Kleinheinz Group serves as a member of the board of directors or similar governing body of such concern, (ii) such principal in its capacity as a member of the board of directors or other similar governing body of such concern or (iii) any entity which is an associate solely by reason of clause (a) of the definition of associate in Rule 12b-2 and is not an affiliate; except if, in each of the foregoing clauses (i) to (iii), such person has acted with the consent, or at the direction of, a member of the Kleinheinz Group; (23) the term “Representatives” means a person’s affiliates and associates and its and their respective directors, officers, employees, partners, members, managers, consultants, advisors, agents and other representatives; and (d) the term “Third Party” means any person that is not a Party, a member of the Board, a director or officer of the Company, or legal counsel to any Party. The word “including” means “including, without limitation” and references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated.
17.    Miscellaneous.
(a)    This Agreement contains the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof.
(b)    This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons.
(c)    This Agreement shall not be assignable by operation of law or otherwise by a Party without the consent of the other Party.  Subject to the foregoing sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each Party.
(d)    Neither the failure nor any delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.
(e)    If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.
(f)    Any amendment or modification of the terms and conditions set forth herein or any waiver of such terms and conditions must be agreed to in a writing signed by each Party.
(g)    This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.  Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.
[Signature Pages Follows]

Exhibit 10.30

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.

GASTAR EXPLORATION INC.
By:/s/ J. Russell Porter
Name: J. Russell Porter
Title: President and Chief Executive Officer

GLOBAL UNDERVALUED SECURITIES MASTER FUND, L.P.
By: Kleinheinz Capital Partners, Inc., its general partner

By:/s/ John B. Kleinheinz
Name: John B. Kleinheinz
Title: President

KLEINHEINZ CAPITAL PARTNERS, INC.
By:/s/ John B. Kleinheinz
Name: John B. Kleinheinz
Title: President

JOHN B. KLEINHEINZ
By:/s/ John B. Kleinheinz

FRED N. REYNOLDS
By:/s/ Fred N. Reynolds

Exhibit 10.30

Exhibit A
Both Mutually Agreed Directors shall have the following experience and qualifications:

•	Background in geology, geophysics or petroleum engineering;

•	20 years or more of direct experience managing exploration and production assets;

•
At least five years of service as an officer of a U.S. publicly traded exploration & production company (which service can be historical, i.e., not necessary that candidate is currently at a public company); and

•	No relationship to competitors of the Company.
At least one of the Mutually Agreed Directors shall meet the criteria for membership of the Audit Committee (as set forth in Article II of the Company’s Amended and Restated Audit Committee Charter dated January 31, 2014).